Exhibit 99.1

May 2, 2012

Eagle Rock Reports First Quarter 2012 Financial Results

HOUSTON - Eagle Rock Energy Partners, L.P. ("Eagle Rock" or the "Partnership") (NASDAQ: EROC) today announced its unaudited financial results for the three months ended March 31, 2012. Financial highlights with respect to first quarter 2012 included the following:

•	Reported Adjusted EBITDA of $62.8 million, up slightly from the $61.8 million reported for the fourth quarter of 2011, despite a 27% quarter-over-quarter drop in natural gas prices.

•	Reported Distributable Cash Flow of $40.8 million, an increase of approximately 16% as compared to the $35.2 million reported for the fourth quarter of 2011.

•
Announced a quarterly distribution with respect to the first quarter of 2012 of $0.22 per common unit, a 5% increase over the $0.21 per common unit paid for the fourth quarter of 2011, and a 47% increase from the $0.15 per unit paid for the first quarter of 2011.

•	Reported a Net Loss of $50.3 million, driven primarily by impairment charges taken in the quarter on certain non-core midstream systems.

Other notable financial and operational activities of the Partnership since December 31, 2011 included the following:

•
Received approximately $19.0 million of proceeds from the exercise of 3.2 million warrants on March 15, 2012; the Partnership used the proceeds to repay outstanding borrowings under its revolving credit facility.

•	Announced that the Upstream Segment component of the Partnership's borrowing base under its revolving credit facility was reaffirmed at $375 million effective April 1, 2012.

•
Entered into an amendment to its Natural Gas Liquids Exchange Agreement with ONEOK Hydrocarbons, L.P. to provide for additional volumes expected after the completion of its Wheeler Plant in the Granite Wash play.

•	Midstream gathered volumes averaged 452 MMcf/d, up slightly as compared to Q4 2011, while Upstream produced volumes averaged 85 MMcfe/d, down slightly as compared to Q4 2011.
"We are pleased to report another solid financial and operational quarter driven by our two businesses' focus on liquids-rich areas," said Joseph A. Mills, Eagle Rock's Chairman and Chief Executive Officer. "We continue to execute on our midstream growth opportunities in the expanding Granite Wash play of the Texas Panhandle and on our diversified upstream portfolio, with the drilling program focused on NGLs and crude oil in our Mid-continent, Alabama and Permian Basin assets.”
Mr. Mills continued, “As previously reported, we experienced an incident at our Phoenix-Arrington Ranch processing plant serving the Texas Panhandle two days ago. Our foremost concern is with the safety of our personnel and the surrounding environment, and our operations team in the Panhandle did an excellent job of containing the incident, evacuating the plant and ensuring a safe shut-down of the plant with no serious injuries.”

Update Regarding Incident at Phoenix-Arrington Ranch Processing Plant
On April 30, 2012, Eagle Rock reported an incident at its Phoenix-Arrington Ranch processing facility in the Texas Panhandle which damaged part of the facility. The following provides an update to the information previously reported in connection with the incident:

•	The fire associated with the incident was allowed to burn out and was extinguished on May 1;

•	Based on preliminary estimates, the Partnership expects the facility to be down for up to 60 days while repairs are made to the inlet header and other damaged areas;

•
The Partnership has property and business interruption insurance and will pursue reimbursement for the downtime associated with the incident above the associated deductibles ($500,000 deductible for property insurance and 30-day deductible for business interruption insurance); and

•	The Partnership estimates the financial impact of the plant downtime to approximately $1.0 - $1.5 million per month in Adjusted EBITDA before the benefit of insurance recoveries, if any.
The Partnership will provide further updates when available.
Update Regarding Midstream Expansion in Texas Panhandle Granite Wash
In 2011, the Partnership announced plans for two new, high-efficiency, cryogenic processing plants in the area (the Woodall Plant and the Wheeler Plant).
The 60 MMcf/d Woodall Plant is expected to be placed into service this month. The construction of the Woodall Plant and associated gathering and compression is expected to cost approximately $74 million, of which $22.1 million was spent during the first quarter of 2012. Construction of the 60 MMcf/d Wheeler Plant is expected to be completed in the first half of 2013. The addition of the Woodall and Wheeler Plants to the Partnership's existing processing infrastructure in the Texas Panhandle Segment, together with the Phoenix-Arrington Ranch Plant Expansion which was completed in the fourth quarter of 2011, is in response to incremental processing needs driven by increased drilling activity by producers in the Granite Wash play.
First Quarter 2012 Financial and Operating Results
During the fourth quarter of 2011, the East Texas/Louisiana, South Texas and Gulf of Mexico segments were collapsed into a single reporting segment and a new Marketing and Trading reporting segment was created. The Midstream Business's financial results are now reported in the following segments: (i) Texas Panhandle, which no longer includes the results of the Partnership's Marketing and Trading operations, (ii) East Texas and Other Midstream, which consolidates Eagle Rock's former East Texas/Louisiana, South Texas and Gulf of Mexico segments, and (iii) Marketing and Trading, which is a new reporting segment. Operating results for the reportable segments have been recast for the first quarter of 2011 to reflect these changes. The Partnership's Upstream segment and functional (Corporate) segments remained unchanged from what has been previously reported.
The following discussion of Eagle Rock's operating income by business segment compares the Partnership's financial results in the first quarter of 2012 to those of the fourth quarter of 2011.

The Partnership believes comparing these periods is more illustrative of current operating trends than comparing the current quarter to results achieved in the first quarter of 2011. Please refer to the financial tables at the end of this release for further detailed information.
Midstream Business - Operating income from continuing operations, excluding the impact of impairments, for the Midstream Business in the first quarter of 2012 decreased by approximately $2.4 million, or 17%, compared to the fourth quarter of 2011. This decrease was due to lower average realized prices for natural gas and NGLs and a 10% decrease in equity condensate volumes. These factors were partially offset by higher natural gas gathering and higher average realized prices for condensate.
In the Texas Panhandle, gathered volumes were up approximately 1%, with combined equity NGL and condensate volumes down approximately 2%, compared to the fourth quarter of 2011. During the quarter, a third-party owned fractionation plant which services all of Eagle Rock's Panhandle processing plants experienced downtime for approximately nine days. During that time, the Partnership curtailed NGL production through reduced recoveries at its plants as a result of the fractionation plant's impaired capabilities. The Partnership estimates its results for the three months ended March 31, 2012 were negatively impacted by approximately $1.0 million.
In the East Texas and Other Midstream segment, gathered volumes were up approximately 2%, with equity NGL and condensate volumes down approximately 12%, compared to the fourth quarter of 2011.  The decrease in combined equity NGL and condensate volumes was due primarily to downtime experienced at the Gulf of Mexico processing facilities in which the Partnership holds non-operated minority ownership interests. The Partnership recorded an impairment charge of approximately $45.5 million in the first quarter of 2012 related to its East Texas and Other Midstream segment. The impairment resulted primarily from a decline in gathering volumes and related cash flows from certain dry-gas gathering systems in South Texas driven by the continued decline in natural gas prices.
The Marketing and Trading segment includes the financial results of the Partnership's crude oil and condensate marketing and natural gas marketing and trading operations.  Eagle Rock's crude oil and condensate marketing effort was established in 2010 to develop and implement marketing uplift strategies surrounding crude and condensate in Alabama and in the Texas Panhandle.  Eagle Rock's natural gas marketing and trading operations were established in 2011 to capitalize on physical and financial natural gas marketing and trading opportunities that extend from the Partnership's upstream and midstream assets.  Operating income for the Marketing and Trading segment in the first quarter of 2012, including intercompany sales and intersegment cost of sales, increased by approximately $202,000, or 14%, compared to the fourth quarter of 2011.
Upstream Business - Operating income for Eagle Rock's Upstream Business in the first quarter of 2012, excluding the impact of impairments, decreased by $2.9 million, or 13%, compared to the fourth quarter of 2011. The decrease was partially attributable to lower realized natural gas and NGL prices, lower production during the quarter and the downtime at the Flomaton facility in Southern Alabama. Production volumes in the Upstream Business averaged 84.7 MMcfe/d during the quarter, a decrease of approximately 3% from the fourth quarter of 2011. Total capital expenditures for the Upstream Segment in the first quarter were down approximately 25% as compared to the fourth quarter of 2011.

Corporate Segment - Operating loss for the Corporate segment, excluding the impact of unrealized derivative gains and losses, was $9.9 million for the first quarter of 2012 as compared to $18.1 million for the fourth quarter of 2011. The improvement was attributable to higher realized commodity derivative gains for the first quarter.
Total revenue for the first quarter of 2012, including the impact of Eagle Rock's realized and unrealized commodity derivative gains and losses, was $225.8 million, up 2.3% compared with the $220.7 million reported for the fourth quarter of 2011. The increase in revenue was primarily due to realized commodity derivative gains and lower unrealized losses on commodity derivatives compared to the fourth quarter of 2011. Eagle Rock recorded an unrealized loss on commodity derivatives of $14.8 million in the first quarter 2012, as compared to an unrealized loss on commodity derivatives of $33.3 million in the fourth quarter 2011. Unrealized gain (loss) on commodity derivatives is a non-cash, mark-to-market amount. Revenues associated with the sale of crude oil, natural gas, NGLs, condensate and sulfur were down 9.3% relative to the fourth quarter of 2011, driven primarily by lower average realized NGL and natural gas prices. In addition, realized sulfur prices decreased due to lower spot prices and higher transportation deducts.
Adjusted EBITDA was $62.8 million and Distributable Cash Flow was $40.8 million for the first quarter of 2012. The Partnership's distribution of $0.22 per common unit with respect to the first quarter of 2012 will be paid on Tuesday, May 15, 2012 to the Partnership's common unitholders of record as of the close of business on Tuesday, May 8, 2012.
Update Regarding Distribution Policy
As previously stated, management anticipates recommending to the Board of Directors further increases in the distribution in 2012, with the objective of reaching an annualized distribution rate of $1.00 per unit by the end of 2012.
Management's intentions around future distribution recommendations are subject to change should factors affecting the general business climate, market conditions, commodity prices, the Partnership's specific operations, performance of the Partnership's underlying assets, applicable regulatory mandates, or the Partnership's ability to consummate accretive growth projects differ from current expectations. For example, Management's future distribution recommendations may be lower than the current guidance should the recent weakness in natural gas prices persist and impact the Partnership's and its producer customers' drilling plans.
Actual future distributions will be determined, declared and paid at the discretion of the Board of Directors.
Capitalization and Liquidity Update
Total debt outstanding as of March 31, 2012 was $814.2 million, consisting of $298.0 million of senior unsecured notes (net of an unamortized debt discount of $2.0 million) and borrowings of $516.2 million under the Partnership's senior secured credit facility. Total debt increased during the first quarter of 2012 by $34.8 million, due primarily to capital spending related to the Woodall Plant and to new drilling activity.
The Partnership is in compliance with its financial covenants and has no maturities under its credit facility until June 2016. Availability under the credit facility is subject to a borrowing base comprised of two components: the upstream component and the midstream component. As of March 31, 2012, the Partnership had approximately $159 million of availability under the credit facility, based on its outstanding commitments.
Hedging Update
The Partnership has entered into the following hedges in 2012:

NYMEX WTI Crude:

Transaction Date	Product / (Type)	Quantity	Price ($/Bbl)	Term
2/22/2012	WTI Crude (Swap)	20,000 Bbls/month	$98.30	Cal. 2014
2/22/2012	WTI Crude (Swap)	30,000 Bbls/month	$98.25	Cal. 2014
4/26/2012	WTI Crude (Collar)	20,000 Bbls/month	$90.00/$106.00	Cal. 2014
4/26/2012	WTI Crude (Collar)	40,000 Bbls/month	$90.00/$97.55	Cal. 2015

NYMEX Natural Gas:

Transaction Date	Product / (Type)	Quantity	Price ($/MMBtu)	Term
4/26/2012	HH Natural Gas (Swap)	200,000 MMbtu/month	$3.89	Cal. 2014-2015
4/26/2012	HH Natural Gas (Swap)	100,000 MMbtu/month	$3.98	Cal. 2015

In March and April of 2012, the Partnership entered into the hedges outlined below to replace a portion of its 2012 "proxy hedges" (where one commodity is hedged with a closely-correlated commodity) with direct NGL product hedges.

NYMEX WTI Crude to Direct NGL Product Hedges:

Transaction Date	Product / (Type)	Quantity	Price ($/Bbl)	Term
3/28/2012	WTI Crude (Swap Unwind)	(11,400) Bbls/month	$98.007	Cal. 2013
3/28/2012	WTI Crude (Swap Unwind)	(17,000) Bbls/month	$104.850	Cal. 2013
Note: Proceeds from crude oil unwinds were rolled into strike prices on related direct product hedges.

Transaction Date	Product / (Type)	Quantity	Price ($/gal)	Term
3/28/2012	OPIS Propane Mt Belv TET (Swap)	840,000 Gallons/month	$1.3125	Cal. 2013
3/28/2012	OPIS Propane Conway (Swap)	1,260,000 Gallons/month	$1.1800	Cal. 2013
4/26/2012	OPIS NormalButane Mt. Belv non TET (Swap)	365,400 Gallons/month	$1.8200	Cal. 2013
4/27/2012	OPIS IsoButane Mt. Belv non TET (Swap)	298,200 Gallons/month	$1.9050	Cal. 2013

Details of the recent hedging transactions are included in the updated Commodity Hedging Overview presentation Eagle Rock posted today to its website. The latest presentation can be accessed by going to www.eaglerockenergy.com; select Investor Relations; then select Presentations.
Conference Call
Eagle Rock will hold a conference call to discuss its first quarter 2012 financial and operating results on Thursday, May 3, 2012 at 2:00 p.m. Eastern Time (1:00 p.m. Central Time).
Interested parties may listen live over the internet or via telephone. To listen live over the internet, log on to the Partnership's web site at www.eaglerockenergy.com. To participate by telephone, the call-in number is 888-680-0860, confirmation code 40561896. Investors are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the following link: https://www.theconferencingservice.com/prereg/key.process?key=PWCTG69TB. Interested parties can also view important information about the Partnership's conference call by following this link. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few minutes and you may pre-register at any time, including up to and after the start of the call. An audio replay of the conference call will also be available for thirty days by dialing 888-286-8010, confirmation code 29260309. In addition, a replay of the audio webcast will be available by accessing the Partnership's web site after the call is concluded.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (“NGLs”); (iii) crude oil logistics and marketing; and (iv) and natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
Contacts:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying non-GAAP financial measures schedules (after the financial schedules) provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance.

Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to our equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; (gains) losses on discontinued operations and other (income) expense.

Eagle Rock uses Adjusted EBITDA as a measure of its core profitability to assess the financial performance of its assets. Adjusted EBITDA also is used as a supplemental financial measure by external users of Eagle Rock's financial statements such as investors, commercial banks and research analysts. For example, the Partnership's lenders under its revolving credit facility use a variant of its Adjusted EBITDA in a compliance covenant designed to measure the viability of Eagle Rock and its ability to perform under the terms of the revolving credit facility; Eagle Rock, therefore, uses Adjusted EBITDA to measure its compliance with its revolving credit facility. Eagle Rock believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance. Adjusted EBITDA is useful in determining Eagle Rock's ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of the Partnership's executed derivative instruments and is independent of its assets' performance or cash flow generating ability, Eagle Rock believes Adjusted EBITDA reflects more accurately the Partnership's ability to generate cash sufficient to pay interest costs, support its level of indebtedness, make cash distributions to its unitholders and finance its maintenance capital expenditures. Eagle Rock further believes that Adjusted EBITDA also portrays more accurately the underlying performance of its operating assets by isolating the performance of its operating assets from the impact of an unrealized, non-cash measure designed to portray the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of the Partnership's financial statements a more accurate picture of its current assets' cash generation ability, independently from that of assets which are no longer a part of its operations.

Eagle Rock's Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. For example, the Partnership includes in Adjusted EBITDA the actual settlement revenue created from its commodity hedges by virtue of transactions undertaken by it to reset commodity hedges to prices higher than those reflected in the forward curve at the time of the transaction or to purchase puts or other similar floors despite the fact that the Partnership excludes from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts. Eagle Rock has reconciled Adjusted EBITDA to the GAAP financial measure of net income (loss) at the end of this release.

Distributable Cash Flow is defined as Adjusted EBITDA minus: (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets; to meet regulatory requirements; to maintain the existing operating capacity of the Partnership's gathering, processing and treating assets or to maintain the Partnership's natural gas, NGL, crude or sulfur production.

Distributable Cash Flow is a significant performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Actual distributions are set by the Board of Directors.

The GAAP measure most directly comparable to Distributable Cash Flow is net income (loss). Eagle Rock's Distributable Cash Flow definition may not be comparable to Distributable Cash Flow or similarly titled measures of other entities, as other entities may not calculate Distributable Cash Flow (and Adjusted EBITDA, on which it builds) in the same manner as Eagle Rock. See the example given above for Adjusted EBITDA related to amortization of costs of commodity hedges, including costs of hedge reset transactions. Eagle Rock has reconciled Distributable Cash Flow to the GAAP financial measure of net income/(loss) at the end of this release.

This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility of commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of crude oil and natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 2011, as well as any other public filings and press releases.

Eagle Rock Energy Partners, L.P.
Consolidated Statement of Operations
($ in thousands)
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2011
	2012	2011
REVENUE:
Natural gas, natural gas liquids, oil, condensate and sulfur sales	$222,713	$203,055	$245,461
Gathering, compression, processing and treating fees	11,511	13,245	10,654
Unrealized commodity derivative (losses) gains	(14,771)	(53,998)	(33,288)
Realized commodity derivative losses	6,163	(6,447)	(2,408)
Other revenue	139	1,509	270
Total revenue	225,755	157,364	220,689

COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	130,454	147,319	146,898
Operations and maintenance	27,049	19,475	26,725
Taxes other than income	5,150	3,316	6,087
General and administrative	16,841	11,776	14,145
Impairment	45,522	324	1,534
Depreciation, depletion and amortization	39,294	23,698	41,297
Total costs and expenses	264,310	205,908	236,686
OPERATING LOSS	(38,555)	(48,544)	(15,997)
OTHER INCOME (EXPENSE):
Interest expense, net	(10,241)	(3,221)	(10,043)
Realized interest rate derivative losses	(3,375)	(5,227)	(3,622)
Unrealized interest rate derivative (losses) gains	1,796	2,565	3,404
Other (expense) income	(49)	(50)	(17)
Total other income (expense)	(11,869)	(5,933)	(10,278)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(50,424)	(54,477)	(26,275)
INCOME TAX BENEFIT	(91)	(42)	(622)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(50,333)	(54,435)	(25,653)
DISCONTINUED OPERATIONS, NET OF TAX	—	718	66
NET (LOSS) INCOME	$(50,333)	$(53,717)	$(25,587)

Eagle Rock Energy Partners, L.P.
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	March 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$181	$877
Accounts receivable	107,057	97,832
Risk management assets	17,646	13,080
Prepayments and other current assets	14,178	13,739
Total current assets	139,062	125,528
PROPERTY, PLANT AND EQUIPMENT - Net	1,749,998	1,763,674
INTANGIBLE ASSETS - Net	103,609	109,702
DEFERRED TAX ASSET	1,306	1,432
RISK MANAGEMENT ASSETS	17,489	24,290
OTHER ASSETS	18,495	21,062
TOTAL ASSETS	$2,029,959	$2,045,688

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$139,934	$145,985
Accrued liabilities	16,308	12,734
Taxes payable	341	487
Risk management liabilities	11,584	11,649
Total current liabilities	168,167	170,855
LONG-TERM DEBT	814,203	779,453
ASSET RETIREMENT OBLIGATIONS	33,095	33,303
DEFERRED TAX LIABILITY	44,608	45,216
RISK MANAGEMENT LIABILITIES	16,438	6,893
OTHER LONG TERM LIABILITIES	2,622	2,621

MEMBERS' EQUITY	950,826	1,007,347
TOTAL LIABILITIES AND MEMBERS' EQUITY	$2,029,959	$2,045,688

Eagle Rock Energy Partners, L.P.
Segment Summary
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2011
	2012	2011
Midstream
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$180,932	$185,597	$198,582
Intercompany sales - natural gas	(2,850)	—	(4,084)
Gathering and treating services	11,511	13,245	10,654
Total revenue	189,593	198,842	205,152
Cost of natural gas, natural gas liquids, oil and condensate	130,454	147,319	146,898
Intersegment elimination - Cost of natural gas, oil and condensate	13,631	7,089	11,565
Operating costs and expenses:
Operations and maintenance	17,367	14,785	16,458
Impairment	45,522	—	—
Depreciation, depletion and amortization	16,682	16,081	16,413
Total operating costs and expenses	79,571	30,866	32,871
Operating income from continuing operations	(34,063)	13,568	13,818
Discontinued Operations (2)	—	452	66
Operating income (loss)	$(34,063)	$14,020	$13,884

Upstream (1)
Revenue
Oil and condensate sales	$17,465	$5,358	$17,775
Intersegment sales - condensate	12,489	9,503	12,741
Natural gas sales (3)	7,318	3,394	9,854
Intersegment sales - natural gas	2,850	—	4,084
Natural gas liquids sales (4)	12,741	5,666	14,278
Sulfur sales (5)	4,257	3,040	4,972
Other	139	1,509	270
Total revenue	57,259	28,470	63,974
Operating costs and expenses:
Operations and maintenance (2)	14,832	8,048	16,354
Impairment	—	324	1,534
Depreciation, depletion and amortization	22,220	7,230	24,485
Total operating costs and expenses	37,052	15,602	42,373
Operating income	$20,207	$12,868	$21,601

Corporate and Other
Revenues:
Unrealized commodity derivative (losses) gains	$(14,771)	$(53,998)	$(33,288)
Realized commodity derivative losses	6,163	(6,447)	(2,408)
Intersegment elimination - Sales of natural gas, oil and condensate	(12,489)	(9,503)	(12,741)
Total revenue	(21,097)	(69,948)	(48,437)
Costs and expenses:
Intersegment elimination - Cost of natural gas, oil and condensate	(13,631)	(7,089)	(11,565)
General and administrative	16,841	11,776	14,145
Intersegment elimination - Operations and maintenance	—	(42)	—
Depreciation, depletion and amortization	392	387	399
Operating (loss) income	$(24,699)	$(74,980)	$(51,416)

____________________

(1)	The three months ended March 31, 2012 and December 31, 2011 includes operations related to the Crow Creek Acquisition starting on May 3, 2011.

(2)	Includes natural gas sales of $42 from the East Texas and Other Midstream Texas Segment to the Upstream Segment for the three months ended March 31, 2011.

(3)	Revenues include a change in the value of product imbalances of $(6) and $7 for the three months ended March 31, 2012 and 2011, respectively, and $21 for the three months ended December 31, 2011.

(4)	Revenues include a change in the value of product imbalances of $171 and $80 for the three months ended March 31, 2012 and 2011, respectively, and $(224) for the three months ended December 31, 2011.

(5)	Revenues include a change in the value of product imbalances of $33 and $5 for the three months ended March 31, 2012 and 2011, respectively, and $6 for the three months ended December 31, 2011.

Eagle Rock Energy Partners, L.P.
Midstream Segment
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2011
	2012	2011
Texas Panhandle
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$73,080	$96,626	$74,104
Intersegment sales - natural gas	25,446	—	33,990
Gathering, compression, processing and treating services	4,950	3,786	4,169
Total revenue	103,476	100,412	112,263
Cost of natural gas, natural gas liquids, oil and condensate	71,488	71,954	80,263
Operating costs and expenses:
Operations and maintenance	12,238	9,401	10,315
Depreciation, depletion and amortization	9,517	9,121	9,652
Total operating costs and expenses	21,755	18,522	19,967
Operating income	$10,233	$9,936	$12,033

East Texas and Other Midstream
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$41,270	$64,519	$49,888
Intercompany Sales	9,523	—	12,324
Gathering, compression, processing and treating services	6,561	9,459	6,477
Total revenue	57,354	73,978	68,689
Cost of natural gas and natural gas liquids	45,508	58,480	55,440
Operating costs and expenses:
Operations and maintenance	5,129	5,384	6,145
Impairment	45,522	—	—
Depreciation, depletion and amortization	7,135	6,960	6,761
Total operating costs and expenses	57,786	12,344	12,906
Operating income (loss) from continuing operations	(45,940)	3,154	343
Discontinued Operations	—	452	66
Operating income (loss)	$(45,940)	$3,606	$409

Marketing and Trading
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$66,582	$24,452	$74,590
Intercompany Sales	(37,819)	—	(50,398)
Gathering, compression, processing and treating services	—	—	8
Total revenue	28,763	24,452	24,200
Cost of natural gas and natural gas liquids	13,458	16,885	11,195
Intersegment Cost of Sales	13,631	7,089	11,565
Operating costs and expenses:
Operations and maintenance	—	—	(2)
Depreciation, depletion and amortization	30	—	—
Total operating costs and expenses	30	—	(2)
Operating income	$1,644	$478	$1,442

Eagle Rock Energy Partners, L.P.
Midstream Operations Information
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2011
	2012	2011
Gas gathering volumes - (Average Mcf/d)
Texas Panhandle	159,907	144,284	158,419
East Texas and Other Midstream	292,449	346,750	286,920
Total	452,356	491,034	445,339

NGLs - (Net equity Bbls)
Texas Panhandle	287,800	195,946	271,252
East Texas and Other Midstream	91,344	104,050	105,793
Total	379,144	299,996	377,045

Condensate - (Net equity Bbls)
Texas Panhandle	213,616	225,394	238,172
East Texas and Other Midstream	11,324	17,217	10,816
Total	224,940	242,611	248,988

Natural gas short position - (Average MMbtu/d)
Texas Panhandle	(7,463)	(8,788)	(5,932)
East Texas and Other Midstream	109	2,276	1,765
Total	(7,354)	(6,512)	(4,167)

Average realized NGL price - per Bbl
Texas Panhandle	$44.08	$54.54	$46.25
East Texas and Other Midstream	$44.60	$44.57	$46.03
Weighted Average	$44.30	$50.25	$46.16

Average realized condensate price - per Bbl
Texas Panhandle	$92.11	$79.84	$75.04
East Texas and Other Midstream	$103.65	$89.32	$98.08
Total	$93.12	$81.40	$76.52

Average realized natural gas price - per MMbtu
Texas Panhandle	$2.41	$3.99	$3.24
East Texas and Other Midstream	$2.88	$4.42	$3.42
Total	$2.60	$4.20	$3.31

Eagle Rock Energy Partners, L.P.
Upstream Operations Information
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2011
	2012	2011
Upstream
Production:
Oil and condensate (Bbl)	323,944	196,733	345,428
Gas (Mcf)	4,095,805	832,305	4,363,298
NGLs (Bbl)	278,731	99,358	272,136
Total Mcfe	7,711,855	2,608,851	8,069,682

Sulfur (long ton) (1)	28,992	18,535	26,862

Realized prices, excluding derivatives: (1)
Oil and condensate (per Bbl)	$92.46	$75.54	$88.34
Gas (Mcf)	$2.48	$4.07	$3.19
NGLs (Bbl)	$45.10	$56.22	$53.29
Sulfur (long ton)	$145.70	$163.75	$184.87

Operating statistics:
Operating costs per Mcfe (incl production taxes) (2)	$1.77	$3.08	$1.86
Operating costs per Mcfe (excl production taxes) (2)	$1.24	$2.16	$1.25
Operating income per Mcfe	$2.62	$4.93	$2.68

Drilling program (gross wells): (3)
Development wells	10	1	15
Completions	10	1	15
Workovers	5	1	3
Recompletions	2	3	2

______________________

(1)	Calculation does not include impact of product imbalances.

(2)	Excludes post-production costs of $1,148 and $1,359 for the three months March 31, 2012 and December 31, 2011, respectively.

(3)	The drilling program results for the three months ended December 31, 2011 have been adjusted to include development wells and completion not previously disclosed.

Non-GAAP Financial Measures
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

Eagle Rock Energy Partners, L.P.
GAAP to Non-GAAP Reconciliations
($ in thousands)
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2011
	2012	2011
Net (loss) income to Adjusted EBITDA
Net (loss) income, as reported	$(50,333)	$(53,717)	$(25,587)
Depreciation, depletion and amortization	39,294	23,698	41,297
Impairment	45,522	324	1,534
Risk management interest related instruments - unrealized	(1,796)	(2,565)	(3,404)
Risk management commodity related instruments - unrealized	14,771	53,998	33,288
Non-cash mark-to-market of Upstream product imbalances	(198)	(92)	197
Unrealized gains from other derivative activity	(203)	—	(234)
Restricted units non-cash amortization expense	2,194	910	1,704
Income tax (benefit) provision	(91)	(42)	(622)
Interest - net including realized risk management instruments and other expense	13,664	8,498	13,682
Discontinued operations	—	(718)	(66)
Adjusted EBITDA	$62,824	$30,294	$61,789

Net (loss) income to Distributable Cash Flow
Net (loss) income, as reported	$(50,333)	$(53,717)	$(25,587)
Depreciation, depletion and amortization expense	39,294	23,698	41,297
Impairment	45,522	324	1,534
Risk management interest related instruments-unrealized	(1,796)	(2,565)	(3,404)
Risk management commodity related instruments and other derivative activity - unrealized	14,568	53,998	33,054
Capital expenditures-maintenance related	(8,026)	(6,457)	(12,426)
Non-cash mark-to-market of Upstream product imbalances	(198)	(92)	197
Restricted units non-cash amortization expense	2,194	910	1,704
Income tax (benefit) provision	(91)	(42)	(622)
Cash income taxes	(375)	(209)	(489)
Discontinued operations	—	(718)	(66)
Distributable Cash Flow	$40,759	$15,130	$35,192

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